Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Zevia PBC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	For Issuance:
	Equity	Class A Common Stock, $0.001 par value per share	Rule 457(o)	(1)	(2)		(3)
	Equity	Preferred Stock, $0.001 par value per share	Rule 457(o)	(1)	(2)		(3)
	Other	Warrants	Rule 457(o)	(1)	(2)		(3)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)		(3)
	Other	Units	Rule 457(o)	(1)	(2)		(3)
Fees Previously Paid	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)		$50,000,000	0.00015310	$7,655.00

	For Resale:
Fees to Be Paid	Equity	Class A Common Stock, $0.001 par value per share	Rule 457(c)	22,022,092 (4)	$2,87	(5)	$63,203,404(5)	0.00015310	$9,676.44
	Total Offering Amounts						$113,203,404.04		$17,331.44
	Total Fees Previously Paid								$7,655.00
	Total Fee Offsets								-
	Net Fee Due								$9,676.44

(1)	The amount to be registered consists of up to $50,000,000 of an indeterminate amount of Class A common stock, preferred stock, debt securities, warrants and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable shares of preferred stock and/or debt securities registered hereby, or (ii) shares of common stock, shares of preferred stock, debt securities or units as may be issued upon exercise of warrants registered hereby, as the case may be. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $50,000,000. No separate consideration will be received for (i) Class A common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) preferred stock, Class A common stock, debt securities or units that may be issued upon exercise of warrants registered hereby, as the case may be.

(4)	Represents up to 2,022,092 shares of Class A common stock that may be sold by the selling securityholder.

(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A common stock on the New York Stock Exchange on May 22, 2025 ($2.87 per share), in accordance with Rule 457(c) of the Securities Act.